SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

  Filed Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) NOVEMBER 15, 1999



                               TRISTAR CORPORATION
             (Exact name of registrant as specified in its charter)


         Delaware                  0-13099                13-3129318
     (State or other            (Commission             (IRS Employer
     jurisdiction of            File Number)          Identification No.)
      incorporation)


12500 SAN PEDRO AVENUE, SUITE 500, SAN ANTONIO, TEXAS            78216
      (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code (210) 402-2200


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      On November 15, 1999, Tristar Corporation, a Delaware corporation (the "Company"), and its newly formed wholly owned subsidiary, Tristar USA, Inc., a Delaware corporation ("Tristar USA"), entered into a Plan of Merger and Acquisition Agreement dated effective November 1, 1999 (the "Acquisition Agreement") with Fragrance Impressions Limited, a Connecticut corporation ("FIL"). FIL, headquartered in Bridgeport, Connecticut, is a privately held, marketer and distributor of designer alternative fragrances, cosmetics and bath and body products. Under the terms of the Acquisition Agreement, FIL was merged into Tristar USA for consideration of approximately $3.7 million, which included $350,000 in cash; interest bearing promissory notes in the aggregate principal amount of approximately $3.0 million (the "Notes") and options to purchase up to 100,000 shares of common stock of the Company at a per share price of $5.82. These payments to the stockholders of FIL were funded with proceeds from the private placement of the Series C Senior Convertible Preferred Stock completed in October 1999. The consideration paid by Tristar USA was arrived at through negotiations between the Company, Tristar USA and FIL and was based on a variety of factors, including without limitation, earnings and revenue, the value of goodwill and the nature of the alternative designer fragrance, cosmetic and bath and body products industry.

      Also in connection with this acquisition, (i) Tristar USA entered into employment agreements with four former employees of FIL; (ii) Tristar USA assumed debt of FIL of approximately $3.2 million; (iii) Tristar USA paid debt owed by FIL of approximately $3.0 million with funds borrowed under a credit facility with its lender; (iv) the Company issued options to purchase up to 20,000 shares of common stock of the Company at a per share price of $5.82; (v) Tristar USA and the Company, as co-makers, issued a promissory note in the principal amount of $45,000 to a former stockholder of FIL; and (vi) Tristar USA paid $240,000 in cash and the Company and Tristar USA, as co-makers, issued promissory notes in the aggregate principal amount of $410,000 to certain former employees of FIL. Additionally, the Acquisition Agreement provides that Tristar USA will pay the former shareholders of FIL up to an aggregate of $645,000 in cash if the gross sales of Tristar USA for the next two years exceed certain targets set forth in the Acquisition Agreement, and provides if such gross sales fail to meet certain targets during such two year period, the payments due under certain of the Notes will be reduced up to an aggregate of $645,000. The Acquisition Agreement also provides for possible cash payments to the former FIL shareholders and/or reductions in the payments due under certain of the Notes depending on the net sales of Tristar USA for the three month period ending December 31, 1999, the net inventory of Tristar USA as of April 1, 2000, and the realization of accounts receivable of Tristar USA as of April 1, 2000, as set forth in the Acquisition Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  Financial Statements.

      It is impractical to provide the required financial statements of FIL at the time of filing this Report. It is anticipated that such financial statements will be filed by amendment as soon as practicable but in no event later than 60 days following the date on which this Report must be filed.

      (b)  Pro Forma Financial Information.

      It is impractical to provide the required pro forma financial information with respect to FIL at the time of filing this Report. It is anticipated that such financial information will be filed by amendment as soon as practicable but in no event later than 60 days following the date on which this Report must be filed.

      (c) Exhibit Index.

          Exhibit 2.1 Plan of Merger and Acquisition Agreement dated effective November 1, 1999, by and among Tristar Corporation, Tristar USA, Inc. and Fragrance Impressions Limited (filed herewith)

          Exhibit 10.1  Form of Option Agreement between Tristar
                        Corporation and each of the former stockholders of Fragrance Impressions Limited (filed herewith)

          Exhibit 10.2 Employment Agreement dated November 10, 1999 between Tristar USA, Inc. and Thomas E. McCann (filed herewith)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 TRISTAR CORPORATION



                                 By /s/ ROBERT M. VIOLA
                                        Robert M. Viola
                                        Senior Executive Vice President and
                                        Chief Financial Officer


DATE: November 30, 1999


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